Exhibit 10.2

DEBT CONVERSION AGREEMENT

Debt Conversion Agreement (this “Agreement”) dated as of December ___, 2017, between Eternity Healthcare Inc., a Nevada corporation (the “Company”) and Team Youn Bio Medicine International Corp. Limited, a company organized under the laws of the Peoples’ Republic of China (“Team Youn”).

Preliminary Statement

The Company is indebted to Team Youn in the amount of $CDN 1,063,966 (approximately $USD 829,468, 1 CAD to 0.7796 USD) (the “Indebtedness”).

Team Youn owns 54,933,373 shares of the Company’s common stock, representing approximately 76.04% of the Company’s outstanding shares.

The Company has offered to convert the Indebtedness into shares of the Company’s common stock at a conversion price of $0.01 per share, and Team Youn is willing to convert the Indebtedness at such conversion price.

NOW, THEREFORE, the parties intending to be legally bound, on the premises set forth herein, do hereby agree as follows:

1. Conversion of Indebtedness. Tean Youn hereby accepts the offer of the Company to convert the Indebtedness into 82,946,800 restricted shares of the Company’s common stock (the “Conversion Shares”) at a conversion price of $0.01 per share.

2. Issuance of Conversion Shares. The Company shall deliver to Team Youn a certificate representing the Conversion Shares within ten (10) days of the date hereof, and team Youn hereby accepts the Conversion Shares in full and complete payment and satisfaction of the Indebtedness.

3. Representations of the Company.

(a) The issuance of the Conversion Shares in full and complete payment and satisfaction of the Indebtedness has been duly authorized by the Board of Directors of the Company, and no further corporate action is required for the issuance of the Conversion Shares to Team Youn pursuant to the terms of this Agreement.

(b) This Agreement has been duly authorized by the Board of Directors of the Company, and has been duly executed and delivered on behalf of the Company, and constitutes a valid, legal and binding obligation of the Company.

(c) The Conversion Shares have been duly issued, fully paid and are non-assessable shares of common stock.

(d) The execution and delivery of this Agreement and the issuance of the Conversion Shares upon conversion of the Indebtedness does not violate the terms of the Company’s Articles of Incorporation or by-laws, and will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

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(e) The issuance of the Conversion Shares is exempt from the registration requirements of the Securities Act of 1933, as amended.

4. Representations of Team Youn.

(a) The conversion of the Indebtedness into the Conversion Shares on the terms set forth herein has been duly authorized by the Board of Directors or other governing body of Team Youn, and no further action is required for the conversion of the Indebtedness contemplated hereby.

(b) This Agreement has been duly authorized by the Board of Directors or other governing body of Team Youn, and has been duly executed and delivered on behalf of Team Youn, and constitutes a valid, legal and binding obligation of Team Youn.

(c) The execution and delivery of this Agreement and the performance by Team Youn of its obligation hereunder do not violate the terms of the organizational documents of Team Youn, and will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Team You is a party or to which any of its assets, properties or operations are subject.

5. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Nevada. Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

(b) Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

(c) Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one year.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

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IN WITNESS WHEREOF, the undersigned having been duly authorized, have executed this Agreement on behalf of the parties hereto, as of the date first written above.

ETERNITY HEALTHCARE INC.

By:	/s/ Wei Tao Wang
Wei Tao Wang
President and Chief Executive Officer

TEAM YOUN BIO MEDICINE INTERNATIONAL CORP. LIMITED

By:
Name:
Title:	CTO

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